	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES 2009 SECOND QUARTER RESULTS

SEGUIN, Texas, August 5, 2009 – Alamo Group Inc. (NYSE: ALG) today reported results for the second quarter ended June 30, 2009.

Net sales for the second quarter of 2009 were $113.2 million compared to net sales of $152.2 million in the second quarter of 2008 reflecting the general economic weakness which has affected many of the Company’s markets, particularly in North America.  Net income for the quarter was $3.0 million, or $0.30 per diluted share, compared to $5.6 million, or $0.56 per diluted share for the 2008 second quarter.  The decrease in earnings was all related to the decline in volume.  Included in the results were approximately $0.02 per share in after-tax severance costs.  Also included in the results were the net effects of the acquisition of Rivard Developpement SAS in May 2008, which contributed $9.0 million to sales and $0.04 to earnings per diluted share.

Net sales for the first six months of 2009 were $223.4 million compared to $285.9 million in the first half of 2008.  Net income for the first half of 2009 was $4.5 million, or $0.45 per diluted share, versus $8.4 million, or $0.84 per diluted share in the comparable period in 2008.  The net effect of the Rivard acquisition contributed $22.9 million in sales and $0.08 to earnings per diluted share to the Company’s results for the first half of 2009.  The six month results also included approximately $0.05 per share in after-tax severance and restructuring costs incurred due to the economic slowdown.

The Company’s North American Industrial Division sales for the second quarter of 2009 were $46.0 million compared to $72.5 million in the prior year’s second quarter.  For the first half of 2009, the Division’s sales were $89.2 million versus $135.1 million in 2008.  The decreases reflect reduced sales to governmental entities and related contractors, which are the main customers in this Division.  As reported in the first quarter, state government buyers were the weakest segment as they continue to deal with budget issues.

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ALAMO GROUP ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2009

North American Agricultural Division sales were $19.3 million in the second quarter of 2009 versus $32.8 million in the same period of 2008.  For the first six months of 2009, Division sales were $43.1 million compared to $65.3 million in 2008.  The declines reflected softer agricultural market conditions, a reluctance by both end users and dealers to make commitments due to the uncertain economic outlook, and tighter credit availability.

Alamo’s European Division reported sales of $47.9 million in the second quarter of 2009 compared to $46.9 million in the second quarter of 2008.  For the first half of 2009, Division sales were $91.1 million versus $85.6 million in the same period of 2008.  The acquisition of Rivard, which is included in this Division’s results, added $15.9 million to sales in the second quarter and $29.8 million to the first six month’s sales.  In local currency, the Division sales reflected a 3% increase during the first six months without the Rivard acquisition.  Despite the softer economic conditions, which have impacted the Company’s European markets, the Division benefited from aggressive marketing initiatives and somewhat steadier buying habits of its European customers.

Ron Robinson, Alamo Group’s President and Chief Executive Officer commented, “The Company’s results continue to reflect weak economic conditions, though there were some bright spots, most notably the ongoing strong performance of our European operations.  Still, we remain concerned about the overall decline in sales and the uncertain market outlook.  As a result, we have taken a series of actions to address these conditions and preserve profitability.  These measures are proving beneficial as we strengthened our gross margin to over 21% this quarter, above both first quarter 2009 and last year’s levels, despite the drop in volume. This has been achieved by ongoing cost control initiatives aimed at constantly adjusting our operations to deal with changes in the rate of new orders.  Our efforts also include the reduction of our inventory and overall asset base while also lowering our long-term debt levels to ensure that we maintain a healthy balance sheet.”

“While the second quarter was weaker than we anticipated, we were pleased to end the quarter on a stronger note which we hope will continue into the third quarter.  Still, the ongoing economic uncertainty provides little in the way of forward visibility.  We remain committed to taking the actions necessary to cope with the changing market environment as we believe this will help us meet the challenges of this downturn and strengthen our operations for the future.”

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ALAMO GROUP ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2009

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services.  The Company, founded in 1969, has over 2,215 employees and operates seventeen plants in North America and Europe as of June 30, 2009.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, general economic conditions and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

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ALAMO GROUP ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2009

ALAMO GROUP REPORTS 2009 SECOND QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	06/30/09	06/30/08	06/30/09	06/30/08
North American
Industrial	$46,038	$72,452	$89,190	$135,063
Agricultural	19,274	32,768	43,105	65,271
European	47,931	46,940	91,091	85,607
Total Sales	113,243	152,160	223,386	285,941

Cost of sales	88,914	121,656	177,330	230,456
Gross margin	24,329	30,504	46,056	55,485
	21.5%	20.0%	20.6%	19.4%

Operating Expenses	18,945	21,104	37,495	40,723
Income from Operations	5,384	9,400	8,561	14,762
	4.8%	6.2%	3.8%	5.2%

Interest Expense	(1,147)	(1,889)	(2,243)	(3,724)
Interest Income	162	529	322	939
Other Income (Expense)	(49)	408	(4)	659

Income before income taxes	4,350	8,448	6,636	12,636
Provision for income taxes	1,358	2,883	2,101	4,239

Net Income	$2,992	$5,565	$4,535	$8,397

Net income per common share:
Basic	$0.30	$0.57	$0.46	$0.86

Diluted	$0.30	$0.56	$0.45	$0.84

Average common shares:
Basic	9,977	9,799	9,958	9,798

Diluted	9,986	9,957	9,975	9,939

Summary Balance Sheet Data

	06/30/09	12/31/08	06/30/08
Receivables	124,733	124,197	149,809
Inventories	125,114	132,248	134,709
Current Liabilities	79,947	85,684	107,409
Long Term Debt	91,257	99,884	105,355
Equity	193,656	184,312	208,423